Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	CONTACT: Global Communications media@hbfuller.com
FOR IMMEDIATE RELEASE

H.B. Fuller Further Strengthens Board with Appointment of MedTech Leader Celine Martin to Support Growth in Medical Market

Appointment reinforces H.B. Fuller’s innovation strategy and expansion into medical adhesive technologies

•	Celine Martin, a seasoned medical device executive, joins H.B. Fuller’s Board of Directors effective December 1, 2025, bringing three decades of global experience in high-growth healthcare segments.
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Her appointment supports H.B. Fuller’s strategic focus on innovation and expansion in high-margin markets like medical, reinforcing the company’s transformation journey toward a greater than 20% EBITDA margin.

•	As the largest pureplay adhesives manufacturer in the world, H.B. Fuller continues to strengthen its governance and leadership to accelerate growth and deliver long-term value.

ST. PAUL, MINN. – [October 8, 2025] – H.B. Fuller Company (NYSE: FUL), the largest pureplay adhesives manufacturer in the world, today announced the appointment of Celine Martin to its Board of Directors, effective December 1, 2025. Ms. Martin brings more than 30 years of experience in the global MedTech industry, with deep expertise across surgical, cardiology, endovascular, and neurovascular segments. Her appointment reinforces H.B. Fuller’s strategic focus on expanding its presence in high-margin, high-growth markets like medical, and supports the company’s transformation journey toward achieving a greater than 20% EBITDA margin.

Ms. Martin most recently served from 2022 to 2025 as the Company Group Chairman of the Cardiovascular & Specialty Solutions (CSS) Group at Johnson & Johnson, a global leader in the research and development, manufacture, and sale of a broad range of medical technologies. As a member of the Johnson & Johnson Medical Devices Group Operating committee, she led a diverse portfolio of medical device businesses including Electrophysiology, Neurovascular Intervention, Ear Nose and Throat and Breast Aesthetics. Before that, Ms. Martin held several roles of increasing responsibilities including Company Group Chairman, overseeing the surgical instrument portfolio of Ethicon, maker of Dermabond topical adhesives, from 2018 to 2021. Over her 30-year career, both in the U.S. and internationally, she played a vital role in advancing the ambition of Johnson & Johnson MedTech, including developing new categories and advancing standards of care for atrial fibrillation, stroke and minimally invasive surgery.

“Celine’s appointment reflects our commitment to bold leadership and strategic focus in high-growth markets like medical,” said Celeste Mastin, president and CEO, H.B. Fuller. “Her deep expertise in the global MedTech industry and her collaborative work with the medical community align seamlessly with H.B. Fuller’s customer-centric approach to innovation. Together, we see incredible opportunity to unlock new solutions and accelerate our transformation journey toward a greater than 20% EBITDA margin. Her perspective will be instrumental as we continue to bring better patient outcomes while driving profitable growth.”

Ms. Martin’s three-decade career at Johnson & Johnson included pivotal roles in advancing standards of care for atrial fibrillation, stroke, and minimally invasive surgery. Her global experience and cross-functional leadership in marketing, product development, and commercial strategy make her a strong addition to H.B. Fuller’s Board.

“Joining H.B. Fuller’s Board of Directors is a tremendous opportunity to contribute to an industry leader and innovator. The medical industry presents significant potential for adhesives that enhance patient care and outcomes. H.B. Fuller’s commitment to innovation, its strategic focus on high-growth markets like medical, and its focus on elevating customer experience and operational excellence align closely with my passion for improving lives through technology. I look forward to contributing to the company’s continued success and supporting its ambitious growth strategy,” said Celine Martin.

Ms. Martin holds an MBA from Wake Forest University and a graduate degree in marketing from EM Normandie Business School.

With this appointment, H.B. Fuller continues to strengthen its governance and strategic capabilities to support long-term value creation for shareholders, customers, and employees.

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About H.B. Fuller

As the largest pureplay adhesives company in the world, H.B. Fuller’s (NYSE: FUL) innovative, functional coatings, adhesives and sealants enhance the quality, safety and performance of products people use every day. Founded in 1887, with 2024 revenue of $3.6 billion, our mission to Connect What Matters is brought to life by more than 7,500 global team members who collaborate with customers across more than 30 market segments in over 140 countries to develop highly specified solutions that enable customers to bring world-changing innovations to their end markets. Learn more at www.hbfuller.com.